NEUBERGER BERMAN EQUITY FUNDS
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN GUARDIAN FUND
NEUBERGER BERMAN MANHATTAN FUND
NEUBERGER BERMAN PARTNERS FUND
NEUBERGER BERMAN FOCUS FUND
NEUBERGER BERMAN SOCIALLY RESPONSIVE FUND
NEUBERGER BERMAN REGENCY FUND
NEUBERGER BERMAN CENTURY FUND

0.55% on the first $250 million of average daily net assets 0.525% on the next $250 million of average daily net assets 0.50% on the next $250 million of average daily net assets 0.475% on the next $250 million of average daily net assets 0.45% on the next $500 million of average daily net assets 0.425% on average daily net assets in excess of $1.5 billion

NEUBERGER BERMAN GENESIS FUND
NEUBERGER BERMAN MILLENNIUM FUND

0.85% on the first $250 million of average daily net assets 0.80% on the next $250 million of average daily net assets 0.75% on the next $250 million of average daily net assets
0.70% on the next $250 million of average daily net assets 0.65% on average daily net assets in excess of $1 billion

NEUBERGER BERMAN INTERNATIONAL FUND

0.85% on the first $250 million of average daily net assets 0.825% on the next $250 million of average daily net assets 0.80% on the next $250 million of average daily net assets 0.775% on the next $250 million of average daily net assets
0.75 % on the next $500 million of average daily net assets 0.725% on average daily net assets in excess of $1.5 billion

NEUBERGER BERMAN TECHNOLOGY FUND
0.85% average daily net assets

               Dated: December 16, 2000